Exhibit 99.1

Sono-Tek Reports Fiscal Second Quarter Financial Results

and Record First Half 2026 Revenue

- Reports Sixth Consecutive Quarter of Revenue over $5 million Highlighted by 150% Annual Increase in Medical Market Sales-

-Fiscal First Half Net Income Increases 35%-

-Backlog Increased 50% Sequentially Reflecting New Order Momentum-

-Updates FY26 Guidance Reflecting Improved Outlook, Anticipating Modest Revenue Growth with Increasing Demand in the Medical Device Market-

-Conference Call Today at 10:30 am ET-

MILTON, N.Y., October 14, 2025 – Sono-Tek Corporation (Nasdaq: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today reported financial results for the second quarter and first half of fiscal year 2026, ended August 31, 2025.

Second Quarter Fiscal 2026 Highlights

•	Net Sales for the quarter increased to $5.163 million compared to $5.162 million year over year and increased sequentially compared to $5.13 million in the first quarter of fiscal 2026.
•	Gross profit for the quarter increased 3% year over year to $2.6 million compared with $2.5 million.
•	Net income for the quarter increased 24% to $424 thousand, or $0.03 per share, compared with $341 thousand, or $0.02 per share.

First Half Fiscal 2026 Highlights

•	Record first half fiscal 2026 revenue increased year over year to $10.30 million compared to $10.19 million.
•	Gross profit increased 6% year over year to $5.3 million compared with $5.0 million, primarily due to product mix and favorable warranty expenses in the current period.
•	Net income increased 35% year over year to $909 thousand, or $0.06 per share, compared with $672 thousand, or $0.04 per share.

Balance Sheet, Backlog and Guidance for Fiscal Year 2026

•	As of August 31, 2025, cash, cash equivalents and marketable securities totaled $10.6 million with no outstanding debt.

•	Total equipment and service-related backlog remains strong at $11.21 million compared to $11.6 million at the end of Q2 FY2025 and increased 50% compared to $7.48 million at the end of Q1 FY2026, reflecting new order momentum from the medical market.
•	For the full fiscal year, the Company is updating its guidance reflecting an improved outlook anticipating modest revenue growth, balancing a cautious view as the market adjusts to recent shifts in governmental clean energy and tariff policies with a positive offset from growing demand in the medical device market.

Dr. Christopher L. Coccio, Executive Chairman, stated, “We are pleased to report continued growth and profitability in line with our guidance with the continuing trend of over $5 million in quarterly revenue for the past six quarters. Importantly, we remain solidly profitable with strong margins and effective cost controls. Based on projected shipments for the second half of our fiscal year 2026, we are raising guidance slightly, now anticipating modest revenue growth, taking into consideration evolving governmental clean energy incentives and tariff policies which each may affect the initiation and timing of customer orders. Despite the evolving landscape in the clean energy industry, we have successfully offset it with our diversification strategy into other sectors such as the medical device industry. It is gratifying to see the promising demand in the medical device industry that we projected coming to fruition with our recently announced $5 million dollar order for multiple state-of-the-art MediCoat systems designed for high-precision, scalable manufacturing in addition to our most recent order of over $2.8 million from another major medical device manufacturer. With a healthy balance sheet, solid backlog and strong customer demand, we remain laser focused on execution and look forward to building on our recent success.”

Steve Harshbarger, CEO & President of Sono-Tek stated, “We continue to see the success of our growth strategies with customers moving into complex large-scale production systems with significantly higher average selling prices “ASPs”. Customer demand and momentum remain strong, and it is validating to see the growing adoption of Sono-Tek’s advanced coating platforms by leading medical device manufacturers worldwide. We are well positioned with our strong balance sheet and backlog to navigate potential short-term demand shifts that may result from changes in tariff policies and clean energy incentives. We remain focused on our long-term growth strategy and look forward to continued revenue growth and profitability over the long term.”

Second Quarter Fiscal 2026 Results

(Narrative compares with prior-year period unless otherwise noted) ($ in thousands)

	Three Months Ended August 31,		Change
	2025	2024	$	%
Net Sales	$5,163	$5,162	1	0%
Gross Profit	$2,590	$2,516	74	3%
Gross Margin	50%	49%

Operating Income	$421	$286	135	47%
Operating Margin	8%	6%

Net Income	$424	$341	83	24%
Net Margin	8%	7%

•	Net Sales: $5.163 million, a slight increase from the $5.162 million in the second quarter of fiscal year 2025. This marks the sixth consecutive quarter with sales over $5 million.
•	Gross Profit: $2.6 million, up 3% from the prior year second quarter of $2.5 million. Gross margin increased to 50% from 49%, mainly due to a favorable product mix of high ASP systems, reflecting further maturation of our product offerings, with reduced costs and favorable warranty expenses in the current period.
•	Operating Income: Increased 47% to $421 thousand compared to $286 thousand in the second quarter of fiscal year 2025, due to an increase in gross profit combined with lower operating expenses.
•	Net Income: Increased 24% to $424 thousand, up from $341 thousand in the second quarter of fiscal year 2025, reflecting a combination of higher gross profit and lower operating expenses.
•	Other Income: Interest and dividend income decreased slightly to $82 thousand for the second quarter of fiscal year 2026 from $85 thousand in the second quarter of fiscal year 2025.

Second Quarter Fiscal Year 2026 Product and Market Sales Overview

•	Product Categories: In-Line Coating Systems (previously referred to as Integrated Coating Systems) sales decreased by $493 thousand, or 24%, to $1.53 million, primarily driven by a customer-requested delivery delay in the clean energy sector. Multi-Axis Coating Systems increased by $99 thousand, or 5%, to $2.03 million. Fluxing sales increased by $46 thousand or 39% to $165 thousand, reflecting increased demand from Asia. OEM sales increased by $189 thousand, or 92%, to $394 thousand driven by strong fluxer OEMs and two new OEM’s. Spare parts, Services and Other sales increased by $160 thousand, or 18% to $1.04 million.
o	During the current reporting period, the Company updated the title of its product category previously referred to as “Integrated Coating Systems” to “In-Line Coating Systems.” We made this change to provide greater clarity in describing this segment of our business. The definition and contents of this category remain unchanged.
o	In-Line Coating Systems include Sono-Tek products that are typically stationary platforms with minimal motion control and may occasionally incorporate a simple axis of movement such as a rotation fixture. These systems are commonly installed over moving substrates such as conveyors or webs, which may be provided either by Sono-Tek or by the customer. They often employ multiple ultrasonic nozzles to provide uniform coverage over larger areas in continuous production environments. In-Line Coating Systems are unlike our Multi-Axis Coating Systems, which commonly utilize XYZ motion platforms or 6+ axis robotic configurations.

•	End Markets: The Medical market increased by 150% y-o-y or $602 thousand to $1.00 million, led by balloon coating systems shipped to the U.S., Europe, and China. Alternative/Clean Energy decreased slightly by 3% y-o-y or $65 thousand, to $2.43 million, supported by a strong clean energy backlog going into FY 2026. The Electronics market declined slightly by 1% y-o-y, down $22 thousand to $1.46 million. The Industrial market declined 68% or $517 thousand to $238 thousand, influenced by a large FY 2025 European glass coating order that did not repeat.
•	Geography: US/Canada sales decreased 22% y-o-y, or $775 thousand, driven by slowing momentum in the US clean energy industry. Offsetting the US sales decline, sales in Asia increased 153% y-o-y, or $562 thousand, with major growth in China and other parts of Asia. EMEA sales increased 25%, or $288 thousand while Latin American sales were down $74 thousand.

First Half Fiscal Year 2026 Overview

(Narrative compares with prior-year period unless otherwise noted) ($ in thousands)

	Six Months Ended August 31,		Change
	2025	2024	$	%
Net Sales	$10,295	$10,193	102	1%
Gross Profit	$5,254	$4,971	283	6%
Gross Margin	51%	49%

Operating Income	$905	$524	381	73%
Operating Margin	9%	5%

Net Income	$909	$672	237	35%
Net Margin	9%	7%

•	Net Sales: $10.30 million, an increase from $10.19 million in the first half of fiscal year 2025.
•	Gross Profit: $5.3 million, up 6% from the first half of fiscal year 2025 of $5 million. Gross margin increased to 51% from 49%, mainly primarily due to product mix and favorable warranty expenses in the current period.
•	Operating Income: Increased 73% to $905 thousand compared to $524 thousand in the first half of fiscal year 2025, due to an increase in gross profit combined with lower operating expenses.
•	Net Income: Increased 35% to $909 thousand, up from $672 thousand in the first half of fiscal year 2025, reflecting a combination of higher gross profit and lower operating expenses.
•	Other Income: Interest and dividend income decreased slightly to $224 thousand for the first half of fiscal year 2026 compared to $228 thousand for the first half of fiscal year 2025.

First Half Fiscal Year 2026 Product and Market Sales Overview

•	Product Categories: In-Line Coating Systems (previously referred to as Integrated Coating Systems) sales increased by $1.82 million, or 65%, to $4.58 million, driven by shipments of six high-ASP systems to a major solar customer totaling $4.42 million. Fluxing sales increased by $64 thousand or 25% driven by strength in Asia. Multi-Axis Coating Systems declined $1.89 million, or 41%, to $2.71 million following a strong FY2025 for semiconductor systems that did not repeat, and slower clean energy activity in FY2026. OEM sales were down slightly by $13 thousand or 2% and Spare Parts, Services and Other sales were up $126 thousand, a 6% increase.

•	End Markets: The Medical market rose by 44% or $553 thousand, supported by strong balloon coating systems shipped to the U.S., Europe, and China, and increased stent coating activity in Europe. Alternative/Clean Energy rose 19% y-o-y, up $901 thousand, driven by the shipment of six high ASP solar coating systems. The Electronics market declined 21% y-o-y, down $646 thousand following strong FY2025 semiconductor sales, and FY2026 customer timing for similar machines. The Industrial market declined 67% or $711 thousand, influenced by a large FY 2025 European glass coating order that did not repeat.

•	Geography: US/Canada sales decreased 5% y-o-y, or $324 thousand, driven by slowing momentum in the US clean energy industry. This was offset by increased sales in Asia with 74% growth y-o-y, or $647 thousand, led by strong medical sales in China and strong alternative energy sales in Japan and South Korea. EMEA sales declined slightly, declining $60 thousand and Latin American sales down $160 thousand, due to slow fluxing sales in Mexico.

Balance Sheet and Cash Flow Overview

At August 31, 2025, cash, cash equivalents and marketable securities totaled $10.6 million, with no debt, and stockholders’ equity was $18.7 million.

Capital expenditures in the first half of fiscal 2026 were $113K, which were invested in ongoing upgrades to the Sono-Tek’s manufacturing facilities. Sono-Tek anticipates that capital expenditures will total approximately $300k in fiscal year 2026.

Conference Call Information

Sono-Tek will hold a conference call to discuss its second quarter and first half of fiscal year 2026 financial results today, Tuesday, October 14, 2025 at 10:30 am ET. To participate, please call 1-844-481-2752 or 1-412-317-0668 for international callers at least 10 minutes prior to the start of the call and ask to join the Sono-Tek call.

A simultaneous webcast of the call may be accessed through the Company's website, Events & Presentations | Sono-Tek or at https://event.choruscall.com/mediaframe/webcast.html?webcastid=L9LSqRTH

A replay of the call will be available at 1-877-344-7529 or 1-412-317-0088 for international callers, access code 6867548, through October 21, 2025. A replay of the call will also be available on the Company’s website for one year at www.sono-tek.com.

About Sono-Tek

Sono-Tek Corporation (Nasdaq: SOTK) is a global leader in the design and manufacture of ultrasonic coating systems that are shaping industries and driving innovation worldwide. Our ultrasonic coating systems are used to apply thin films onto parts in diverse industries including medical devices, semiconductors, microelectronics, alternative energy, advanced industrial manufacturing, and research and development sectors.

Sono-Tek has a long history of providing advanced coating solutions to the medical device industry, enabling precision coatings for life-saving technologies such as stents, balloons, diagnostic devices, and various drug delivery platforms. At the same time, our expertise in semiconductor and microelectronics applications continues to expand, as customers increasingly turn to Sono-Tek for solutions supporting next-generation chips, displays, and sensors. Alongside these markets, our technologies are also leading the way in next-generation clean energy coatings for fuel cells, carbon capture, advanced solar cells, and various other advanced industrial applications, underscoring the versatility and broad reach of Sono-Tek’s ultrasonic coating platforms.

Our product line is rapidly evolving, transitioning from R&D tools to high-volume production machines with significantly higher average selling prices, showcasing our market leadership and adaptability. Our comprehensive suite of thin film coating solutions and application consulting services ensures unparalleled results for our clients and helps some of the world’s most promising companies achieve technological breakthroughs and bring them to market. The company strategically delivers its products to customers through a network of direct sales personnel, carefully chosen independent distributors, and experienced sales representatives, ensuring efficient market reach across diverse sectors around the globe.

Our growth strategy is focused on leveraging our innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop microscopic coating technologies that enable better outcomes for our customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These “forward-looking statements’ are based on currently available competitive, financial and economic data and our operating plans. They are inherently uncertain, and investors must recognize that events could turn out to be significantly different from our expectations and could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions, including political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products; inflationary and supply chain pressures; continued strength of sales to the medical device market; continued private and public funding for the clean energy sector and continued strong demand for Sono-Tek’s suite of thin film coating solutions and application consulting services in the clean energy and other markets; maintenance of order backlog; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; consummation of order proposals; completion of large orders on schedule and on budget; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range of sales guidance. We undertake no obligation to update any forward-looking statement.

For more information:

Sono-Tek Corp.

Stephen J. Bagley

Chief Financial Officer

Ph: (845) 795-2020

info@sono-tek.com

Investor Relations

Kirin Smith

PCG Advisory, Inc.

ksmith@pcgadvisory.com

-FINANCIAL TABLES FOLLOW -

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	August 31, 2025	February 28, 2025
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$3,832,133	$5,202,361
Marketable securities	6,736,469	6,727,678
Accounts receivable (less allowance of $12,225, respectively)	4,212,354	2,347,764
Inventories	4,152,027	4,474,401
Prepaid expenses and other current assets	188,695	236,261
Total current assets	19,121,678	18,988,465

Land	250,000	250,000
Buildings, equipment, furnishings and leasehold improvements, net	2,413,664	2,610,600
Intangible assets, net	33,529	37,386
Deferred tax asset	1,366,864	1,525,185

TOTAL ASSETS	$23,185,735	$23,411,636

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$614,512	$859,483
Accrued expenses	1,852,959	1,718,574
Customer deposits	1,906,629	2,413,195
Income taxes payable	27,813	496,055
Total current liabilities	4,401,913	5,487,307

Deferred tax liability	88,153	132,134
Total liabilities	4,490,066	5,619,441

Commitments and Contingencies (Note 10)

Stockholders’ Equity
Common stock, $.01 par value; 25,000,000 shares authorized, 15,751,153 issued and 15,707,062 outstanding as of August 31, 2025 and 15,751,153 issued and 15,749,037 outstanding February 28, 2025, respectively	157,512	157,512
Additional paid-in capital	10,163,952	10,018,034
Accumulated earnings	8,533,194	7,624,516
Treasury stock, at cost, 44,091 shares and 2,116 shares, August 31, 2025 and February 28, 2025, respectively	(158,989)	(7,867)
Total stockholders’ equity	18,695,669	17,792,195

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,185,735	$23,411,636

See notes to unaudited condensed consolidated financial statements.

SONO-TEK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Six Months Ended August 31,		Three Months Ended August 31,
	2025	2024	2025	2024

Net Sales	$10,295,469	$10,192,820	$5,162,696	$5,161,782
Cost of Goods Sold	5,041,218	5,222,236	2,572,959	2,645,685
Gross Profit	5,254,251	4,970,584	2,589,737	2,516,097

Operating Expenses
Research and product development costs	1,295,748	1,427,303	627,278	695,873
Marketing and selling expenses	1,729,504	1,885,608	871,353	988,418
General and administrative costs	1,324,477	1,133,387	669,952	545,816
Total Operating Expenses	4,349,729	4,446,298	2,168,583	2,230,107

Operating Income	904,522	524,286	421,154	285,990

Interest and Dividend Income	223,660	227,730	81,562	85,076
Net unrealized gain on marketable securities	1,570	53,941	23,493	43,580

Income Before Income Taxes	1,129,752	805,957	526,209	414,646

Income Tax Expense	221,074	134,435	102,516	73,961

Net Income	$908,678	$671,522	$423,693	$340,685

Basic Earnings Per Share	$0.06	$0.04	$0.03	$0.02

Diluted Earnings Per Share	$0.06	$0.04	$0.03	$0.02

Weighted Average Shares - Basic	15,727,844	15,750,895	15,721,162	15,750,910
Weighted Average Shares - Diluted	15,740,384	15,771,472	15,731,571	15,768,251

See notes to unaudited condensed consolidated financial statements.

Product Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2025	2024	$	%		2025	2024	$	%
Fluxing Systems	$165,000	$119,000	46,000	39%		$317,000	$253,000	64,000	25%
In-Line Coating Systems [1]	1,530,000	2,023,000	(493,000)	(24%	)	4,584,000	2,770,000	1,814,000	65%
Multi-Axis Coating Systems	2,030,000	1,931,000	99,000	5%		2,707,000	4,595,000	(1,888,000)	(41%	)
OEM Systems	394,000	205,000	189,000	92%		524,000	537,000	(13,000)	(2%	)
Spare Parts, Services and Other	1,044,000	884,000	160,000	18%		2,164,000	2,038,000	126,000	6%
TOTAL	$5,163,000	$5,162,000	1,000	0%		$10,296,000	$10,193,000	103,000	1%

1.	During the current reporting period, the Company updated the title of its product category previously referred to as “Integrated Coating Systems” to “In-Line Coating Systems.” This change was made to provide greater clarity in describing this product line of our business. The definition and contents of this category remain unchanged. In-Line Coating Systems include Sono-Tek products that are typically stationary platforms with minimal motion control, and may occasionally incorporate a simple axis of movement such as a rotation fixture. These systems are commonly installed over moving substrates such as conveyors or webs, which may be provided either by Sono-Tek or by the customer. They often employ multiple ultrasonic nozzles to provide uniform coverage over larger areas in continuous production environments. In-Line Coating Systems are unlike our Multi-Axis Coating Systems, which commonly utilize XYZ motion platforms or 6+ axis robotic configurations.

Market Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2025	2024	$	%		2025	2024	$	%
Electronics/Microelectronics	$1,455,000	$1,477,000	(22,000)	(1%	)	$2,399,000	$3,045,000	(646,000)	(21%	)
Medical	1,004,000	402,000	602,000	150%		1,812,000	1,259,000	553,000	44%
Alternative/Clean Energy	2,433,000	2,498,000	(65,000)	(3%	)	5,681,000	4,780,000	901,000	19%
Emerging R&D and Other	33,000	30,000	3,000	10%		47,000	41,000	6,000	15%
Industrial	238,000	755,000	(517,000)	(68%	)	357,000	1,068,000	(711,000)	(67%	)
TOTAL	$5,163,000	$5,162,000	1,000	0%		$10,296,000	$10,193,000	103,000	1%

Geographic Sales

	Three Months Ended August 31,		Change			Six Months Ended August 31,		Change
	2025	2024	$	%		2025	2024	$	%
U.S. & Canada	$2,720,000	$3,495,000	(775,000)	(22%	)	$6,263,000	$6,587,000	(324,000)	(5%	)
Asia Pacific (APAC)	930,000	368,000	562,000	153%		1,527,000	880,000	647,000	74%
Europe, Middle East, Asia (EMEA)	1,424,000	1,136,000	288,000	25%		2,321,000	2,381,000	(60,000)	(3%	)
Latin America	89,000	163,000	(74,000)	(45%	)	185,000	345,000	(160,000)	(46%	)
TOTAL	$5,163,000	$5,162,000	1,000	0%		$10,296,000	$10,193,000	103,000	1%